-----------------------                           ------------------------------
                                                           OMB APPROVAL
       FORM 4                                     ------------------------------
                                                  OMB Number:  3235-0287
-----------------------                           Expires: January 31, 2005
                                                  Estimated average burden
                                                  hours per response ...... 0.5
_  Check this box if no longer                    ------------------------------
   subject to Section 16.
   Form 4 or Form 5 obligations
   may continue.  See Instruction 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                     ---------------------------------------
                             Washington, D.C. 20549
                             ----------------------


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                  --------------------------------------------

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*


   Merriman                         Hanne                   M.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o AnnTaylor Stores Corporation
    142 West 57th Street
--------------------------------------------------------------------------------
                  (Street)

    New York                        New York            10019
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


    AnnTaylor Stores Corporation (ANN)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     May 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            Code         ------------------------------- of             (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             Month          Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    Code      V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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
                            (Print or Type Responses)
                                                                          (Over)
                                                                SEC 2270 (10-94)
FORM 4 (continued)
================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                                     Owner-
                                                                                                                     ship
                                                                                                            9.       Form
                                                                                                            Number   of
                                                                                                            of       Deriv-
                  2.                                                                                        Deriv-   ative
                  Conver-                      5.                              7.                           ative    Secur-  11.
                  sion                         Number of                       Title and Amount             Secur-   ities   Nature
                  or                           Derivative    6.                of Underlying     8.         ities    Bene-   of
                  Exer-               4.       Securities    Date              Securities        Price      Bene-    ficial- In-
                  cise       3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of         ficially ly      direct
                  Price      Trans-   action   or Disposed   Expiration        ----------------  Deriv-     Owned    Owned   Bene-
1.                of         action   Code     of(D)         (Month/Day/Year)            Amount  ative      at End   at end  ficial
Title of          Deriv-     Date     (Instr.  (Instr. 3,    ----------------            or      Secur-     of       of      Owner-
Derivative        ative      (Month/  8)       4 and 5)      Date     Expira-            Number  ity        Month    Month   ship
Security          Secur-     Day/     -------  ------------  Exer-    tion               of      (Instr.    (Instr.  (Instr. (Instr.
(Instr. 3)        ity        Year)    Code V   (A)   (D)     cisable  Date     Title     Shares  5)         4)         4)      4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Stock Option      $29.30     5/2/02   A    V   3,000          5/2/03  5/2/12    Common   3,000              3,000    D
 (right to buy)    See                          See                             Stock     See                See
                   Note 1                       Note 2                                    Note 2             Note 2
------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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
Explanation of Responses:
Note 1:  This number reflects a post 3-for-2 stock split exercise price.
Note 2:  This number reflects a post 3-for-2 stock split number.

       /s/Hanne M. Merriman                                    6/01/2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

           * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
           ** Intentional misstatements or omissions of facts constitute Federal
              Criminal Violations.
              See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



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